Exhibit 15

December 30, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated May 5, 2016, July 29, 2016, and November 9, 2016 on our reviews of interim financial information of Arconic Inc. (formerly known as Alcoa Inc.) and its subsidiaries (Arconic) for the three-month periods ended March 31, 2016 and 2015, six-month periods ended June 30, 2016 and 2015, and nine-month periods ended September 30, 2016 and 2015 and included in Arconic’s quarterly reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016 are incorporated by reference in its Registration Statement on Form S-8 dated December 30, 2016.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania